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                                                                     Exhibit 5

                                                     February 14, 2000

Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York 10017

Ladies and Gentlemen:

      I am General Counsel of Enhance Financial Services Group Inc., a New York corporation (the "Company"), and I am rendering this opinion in connection with the Registration Statement on Form S-3 with exhibits thereto (as it may be amended by a Prospectus Supplement, the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), relating to the registration of the Company's preferred stock, par value $.01 per shares (the "Preferred Stock"), common stock, par value $.10 per share (the "Common Stock"), debt securities (the "Debt Securities") and stock purchase contracts (the "Stock Purchase Contracts").

      As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the issuance of the Securities. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for the rendering of this opinion.

      Based upon, and subject to, the foregoing, I am of the opinion that:

      (i) The Preferred Stock, upon the filing of a certificate of designation with the Secretary of State of New York designating the terms of the Preferred Stock as set forth in the Registration Statement and when issued and sold in accordance with the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

      (ii) The Common Stock, when issued and sold in accordance with the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

      (iii) The Debt Securities, when duly executed by the Company, authenticated by the trustee pursuant to the terms of the related Indenture and sold in accordance with the Registration Statement, will be duly authorized and legally issued and will constitute binding obligations of the Company entitled to the benefits of the related indenture in accordance with their terms, subject as to their binding nature to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      (iv) The Stock Purchase Contracts, when sold in accordance with the Registration Statement, will be duly authorized and legally issued and will constitute binding obligations of the Company enforceable against the Company in accordance with their terms, subject as to their binding nature to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding in law or in equity).

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,



                                   /s/ Samuel Berman